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                                     EXHIBIT 99(b)


MOBLEY ENVIRONMENTAL SERVICES INC./NEWS

FOR IMMEDIATE RELEASE
W. Christopher Chisholm, Chief Financial Officer
Scott Edwards, Marketing Manager
713/383-7033


DAWSON TO ACQUIRE MOBLEY'S OILFIELD SERVICES ASSETS

   HOUSTON, Nov. 4, 1996 -- Mobley Environmental Services, Inc. announced today that its subsidiary, Mobley Company, has signed a letter of intent to sell its oilfield services assets to Dawson Production Services, Inc. (NASDAQ/NM:DPSI), a San Antonio-based diversified energy services company.

   Mobley's East Texas-based oilfield services company provides services for managing liquids used or produced during the lifecycle of oil and gas wells. The asset acquisition includes the purchase of Mobley's service terminal in Kilgore, Texas, related fleet and equipment, and three saltwater disposal wells.

   Under the terms of the letter of intent, Mobley will receive $5.0 million in cash and a subordinated note for $500,000. Completion of the sale is subject to negotiation and signing of a definitive agreement, which is expected to contain standard conditions to closing, including board approval and due diligence.